EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Wyndham Worldwide Corporation on Form S-8 (No. 333-136090) of our report, dated June 16, 2016, on our audits of the financial statements and supplemental schedules of the Wyndham Worldwide Corporation Employee Savings Plan as of December 31, 2015 and 2014, and for the year ended December 31, 2015, which report is included in this Annual Report on Form 11-K filed on or about June 16, 2016.

/s/ EISNERAMPER LLP
Iselin, New Jersey
June 16, 2016